Exhibit 99.1

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Consolidated Financial Statements

September 30, 2011 and 2010

(With Independent Auditors’ Report Thereon)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors

Latrobe Specialty Metals, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Latrobe Specialty Metals, Inc. and Subsidiaries (the Company) as of September 30, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Latrobe Specialty Metals, Inc. and Subsidiaries as of September 30, 2011 and 2010, and the results of their operations and their cash flows for the years ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 10, 2012

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2011 and 2010

(Dollars in thousands, except par value)

	2011	2010
Assets

Current assets:
Trade accounts receivable, net of allowance for doubtful accounts of $2,774 and $2,984, as of September 30, 2011 and 2010, respectively	$82,279	54,106
Inventories, net	215,237	157,492
Prepaid expenses and other current assets	831	1,766
Deferred income taxes	7,781	8,569

Total current assets	306,128	221,933

Property, plant, and equipment, net	74,330	69,321
Intangible assets, net and goodwill	4,383	5,705
Other noncurrent assets	6,086	8,688
Deferred income taxes	28,840	32,500

Total assets	$419,767	338,147

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving line of credit	$117,939	71,140
Current maturities of long-term debt	16,780	2,500
Current maturities of capital lease obligations	93	—
Accounts payable – trade	46,983	39,366
Accrued liabilities	29,255	27,684
Income taxes payable	236	677

Total current liabilities	211,286	141,367

Long-term debt	30,720	47,500
Long-term capital lease obligations	113	—
Accrued dividends payable	2,537	820
Accrued postretirement benefits	58,564	57,662
Liability for pension benefits	41,949	42,558

Total liabilities	345,169	289,907

Stockholders’ equity:
Series A Preferred stock, $0.01 par value. Authorized 34,988,889 shares, 31,490,000 shares issued and outstanding at September 30, 2011 and 2010	315	315
Series B Preferred stock, $0.01 par value. Authorized 12,114,815 shares, 12,114,815 shares issued and outstanding at September 30, 2011 and 2010	121	121
Common stock, $0.01 par value. Authorized 64,965,483 shares, 1,620,993 shares issued and outstanding at September 30, 2011 and 1,160,000 shares issued and outstanding at September 30, 2010	16	12
Treasury stock at cost (10,000 common shares held at September 30, 2011 and 2010)	(38)	(38)
Additional paid-in capital	50,465	46,928
Accumulated other comprehensive loss	(36,142)	(32,155)
Retained earnings	59,861	33,057

Total stockholders’ equity	74,598	48,240

Total liabilities and stockholders’ equity	$419,767	338,147

See accompanying notes to consolidated financial statements.

2

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended September 30, 2011 and 2010

(Dollars in thousands)

	2011	2010

Net sales	$453,541	309,229
Cost of sales	360,456	254,431

Gross profit	93,085	54,798

Selling, general, and administrative expenses	30,811	26,219

Income from operations	62,274	28,579

Other expense:
Interest expense, net	15,000	11,655
Loss on early extinguishment of debt	—	4,076
Other expense	464	1,161

	15,464	16,892

Income before income taxes	46,810	11,687

Income tax expense	18,289	4,417

Net income	$28,521	7,270

See accompanying notes to consolidated financial statements.

3

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

Years ended September 30, 2011 and 2010

(Dollars in thousands)

	Series A Preferred stock		Series B Preferred stock		Common stock		Treasury stock		Additional paid-in	Accumulated other comprehensive	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	loss	earnings	Total

Balance as of September 30, 2009	31,490,000	$315	—	$—	1,558,000	$15	10,000	$(38)	35,049	(22,491)	26,607	39,457

Net income	—	—	—	—	—	—	—	—	—	—	7,270	7,270
Other comprehensive loss, net of tax benefit of $6,096 (pension/postretirement benefit plans actuarial losses)	—	—	—	—	—	—	—	—	—	(9,664)	—	(9,664)

Total comprehensive income (loss)												(2,394)

Series B Preferred stock issued	—	—	12,114,815	121	—	—	—	—	9,879	—	—	10,000
Dividends on Series B Preferred stock	—	—	—	—	—	—	—	—	—	—	(820)	(820)
Stock warrants issued	—	—	—	—	—	—	—	—	2,394	—	—	2,394
Stock compensation	—	—	—	—	(398,000)	(3)	—	—	(394)	—	—	(397)

Balance as of September 30, 2010	31,490,000	315	12,114,815	121	1,160,000	12	10,000	(38)	46,928	(32,155)	33,057	48,240

Net income	—	—	—	—	—	—	—	—	—	—	28,521	28,521
Other comprehensive loss, net of tax benefit of $1,679 (pension/postretirement benefit plans actuarial losses)	—	—	—	—	—	—	—	—	—	(3,987)	—	(3,987)

Total comprehensive income (loss)												24,534

Nonvoting common stock issued	—	—	—	—	460,993	4	—	—	1,296	—	—	1,300
Dividends on Series B Preferred stock	—	—	—	—	—	—	—	—	—	—	(1,717)	(1,717)
Stock compensation	—	—	—	—	—	—	—	—	2,241	—	—	2,241

Balance as of September 30, 2011	31,490,000	$315	12,114,815	$121	1,620,993	$16	10,000	$(38)	50,465	(36,142)	59,861	74,598

See accompanying notes to consolidated financial statements.

4

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended September 30, 2011 and 2010

(Dollars in thousands)

	2011	2010

Cash flows from operating activities:
Net income	$28,521	7,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,328	9,022
Loss on disposal of property, plant and equipment	—	5
Loss on early extinguishment of debt	—	4,076
Deferred income taxes	6,127	4,704
Stock compensation – restricted stock and incentive stock options	2,241	(397)
Changes in operating assets and liabilities net of acquisition:
(Increase) decrease in trade accounts receivable	(28,173)	(18,376)
(Increase) decrease in inventories	(57,990)	(21,438)
(Increase) decrease in prepaid expenses and other current assets	1,043	(1,466)
(Increase) decrease in other noncurrent assets	(478)	27
Increase (decrease) in accounts payable – trade	5,531	19,330
Increase (decrease) in accrued liabilities	1,570	9,533
Increase (decrease) in income tax payable/receivable	(441)	9,195
Increase (decrease) in other noncurrent liabilities	(5,138)	(2,689)

Net cash (used in) provided by operating activities	(36,859)	18,796

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	25
Proceeds from Title III	2,959	1,507
Purchase of property, plant and equipment	(11,669)	(9,118)

Net cash used in investing activities	(8,710)	(7,586)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	—	10,000
Proceeds from issuance of common stock	1,300	—
Proceeds from issuance of long-term debt	—	57,606
Proceeds from issuance of stock warrants	—	2,394
Capital lease obligation payments	(30)	—
Net borrowings (repayments) on revolving credit facility	46,799	(31,831)
Payments on long-term debt	(2,500)	(43,449)
Deferred financing costs	—	(5,930)

Net cash provided by (used in) financing activities	45,569	(11,210)

Net change in cash	—	—

Cash as of beginning of year	—	—

Cash as of end of year	$—	—

Supplemental disclosures of cash flow information:
Cash paid during period for:
Interest (net of capitalized interest)	$11,963	13,568
Income taxes, net of refunds received	12,608	(9,482)

See accompanying notes to consolidated financial statements.

5

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Ownership and Nature of Business

Latrobe Specialty Metals, Inc. (the Company, formerly known as Toolrock Holding Inc.) was owned by Hicks Holdings (Hicks) (46.57%), Watermill-Toolrock Partners, LP (Watermill) (29.40%), Sankaty Advisors, LLC (15.54%), and RGIP, LLC (Ropes) (0.16%) (collectively, the Owners). The remaining 8.33% was owned by certain members of management and the advisory board, through options granted and shares purchased.

The Company is a North American producer and distributor of high quality specialty metals and alloys, serving a diversified group of end markets, including the commercial aerospace, defense, oil and gas exploration and production, power generation and industrial markets.

(b)	Agreement and Plan of Merger with Carpenter Technology Corp.

On May 25, 2011, the Company filed a Form S-1 with the Securities and Exchange Commission (SEC) with the intent of making a public stock offering with a proposed maximum aggregate offering price of $175,000. During the period in which the SEC was reviewing the S-1 filing, the Company entered into an Agreement and Plan of Merger (the Agreement) with Carpenter Technology Corporation (the Parent), on June 20, 2011. The Parent formed Hawke Acquisition Corporation (the Acquisition Sub) as a wholly owned subsidiary for the purpose of acquiring the Company as a wholly owned subsidiary of Acquisition Sub, then merging the Acquisition Sub with and into the Company. The Agreement states that after the merger with Acquisition Sub, the Company will continue as the surviving corporation, a wholly owned subsidiary of the Parent. The merger was transacted through a combination of debt payoff and the exchange of shares of the Company’s stock for shares of the Parent’s stock, based on a calculated exchange ratio. All assets and liabilities of the Company were assumed by the Parent upon closing of the merger.

The Federal Trade Commission approved the Agreement on February 28, 2012 and the merger closed on February 29, 2012.

(c)	Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Latrobe Specialty Metals Company (Latrobe) and Latrobe’s wholly owned subsidiaries, Latrobe Specialty Metals Europe, Inc. (Latrobe Metals Europe), Specialty Steel Supply, Inc. (SSS), and Latrobe Specialty Metals Distribution Company, Inc. (Latrobe Distribution), as well as Latrobe Distribution’s wholly owned subsidiary Latrobe Specialty Steel Distribution, Inc. (Canada). All intercompany accounts and transactions have been eliminated in consolidation for all periods.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements. The more significant areas requiring the use of management estimates and assumptions relate to the accounting estimates, including trade receivable-allowance

6	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

for doubtful accounts, inventory obsolescence and valuation, goodwill and identifiable intangible assets and their impairment, revenue recognition, property, plant and equipment and its impairment, accrued pension benefits, accrued postretirement benefits, share-based payment arrangements, and income taxes. Company management bases its estimates on historical experience, expectations of the future, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

(e)	Revenue Recognition

The Company recognizes revenue when title is transferred either upon delivery of product to a carrier at the point of shipment or when the product is received by the customer, the customer takes ownership and assumes the risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable.

Sales tax collected from customers and remitted to governmental authorities is accounted for on a net basis and therefore is excluded from revenues in the consolidated statements of operations.

(f)	Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of less than 90 days to be cash equivalents.

Book overdrafts (outstanding checks) have been classified as accounts payable — trade on the accompanying consolidated balance sheets. Changes in book overdrafts during the period are recorded as part of the change in accounts payable — trade within the cash from operating activities section in the consolidated statements of cash flows.

(g)	Trade Accounts Receivable-Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the allowance for doubtful accounts, Company management considers historical losses experienced by the Company, as well as trends, current receivables aging, and existing industry and national economic data. The allowance for doubtful accounts is reviewed monthly, and adjustments are made when necessary. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted and the potential for recovery is considered remote. Bad debt expense (benefit) was $(135) and $935 for the years ended September 30, 2011 and 2010, respectively. The Company does not have any off-balance sheet credit exposure related to its customers.

(h)	Inventories

Inventories are stated at the lower of cost or market. Latrobe uses the first-in, first-out (FIFO) method to determine cost, while Latrobe Distribution and SSS use the average cost method. Such costs include the acquisition cost for raw materials and supplies, direct labor, and applied manufacturing overhead within the guidelines of normal plant capacity. Provisions are made for slow-moving and obsolete inventory based upon management’s expected method of disposition. Approximately 73% and 70% of the inventory is valued using FIFO, as of September 30, 2011 and 2010, respectively.

7	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(i)	Property, Plant and Equipment

Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

Maintenance and repairs are expensed as incurred, while replacements and betterments are capitalized if they extend the useful life of the related asset. Costs for major maintenance activities are expensed as incurred.

Depreciation of plant and equipment for financial reporting purposes is calculated on the straight-line method over the estimated remaining useful lives of the assets, as listed below. Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

Buildings	21 – 45 years
Machinery and equipment	2 – 20 years

Total depreciation for the years ended September 30, 2011 and 2010 was $5,924 and $5,477, respectively, of which approximately 90% was capitalized as part of the cost of producing inventory and expensed as cost of sales as inventory was sold and 10% was recorded in selling, general, and administrative expense in each year. Assets acquired in business combinations are depreciated over their remaining useful lives. The Company reviews the carrying value of its long-lived assets for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Should circumstances arise where the expected future undiscounted cash flows are less than asset carrying values, the Company would recognize an impairment loss for the excess of the carrying value over the fair value, if any. Fair value would be determined based upon discounted estimated future cash flows.

(j)	Goodwill and Identifiable Intangible Assets

Goodwill is an asset representing future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.

Goodwill is tested for impairment annually as of the balance sheet date and whenever events or circumstances indicate that the carrying value may not be recoverable. The evaluation of impairment involves comparing the fair value of the associated reporting unit to its carrying value, including goodwill. Fair value is estimated using discounted future cash flows and, if available, comparable market values.

Identifiable intangible assets are recorded based upon estimated fair value. Intangible assets are amortized over their respective estimated useful lives and reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The Company’s intangible assets consist of customer relationships and patents. The customer relationship assets were determined to have lives of 12 — 15 years, and the patents were determined to have lives of 15 years.

8	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(k)	Deferred Financing Costs

Deferred financing costs represent loan fees and other related costs incurred in obtaining the debt financing currently in place, which are being amortized over the terms of the related debt.

(l)	Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses to the extent necessary to provide such amounts.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(m)	Concentrations

Substantially all of Latrobe’s hourly employees are subject to a collective bargaining agreement, which expires August 1, 2013. Approximately 42% and 43% of the Company’s labor force is covered by the collective bargaining agreement as of September 30, 2011 and 2010, respectively.

Over half of the net sales for Latrobe have come from products sold to the commercial aerospace and defense market for the years ended September 30, 2011 and 2010. Structural steel sales accounted for 29% and 35% of total Latrobe sales for the years ended September 30, 2011 and 2010, while cold work tool steel sales accounted for 29% and 34% of Distribution sales for the same years. On a consolidated basis, no individual customer accounted for more than 10% of total sales during fiscal years 2011 and 2010.

(n)	Insurance Claim Liabilities

The Company accrues for costs associated with self-insured retention under certain insurance policies, primarily employee medical insurance and workers’ compensation, based on estimates of such claims developed using specific history of claims and other Company information. Insurance coverage is carried for risk in excess of certain levels for workers’ compensation claims and for employee medical insurance claims.

The Company’s workers compensation claims are covered under insurance policies with a self-insured retention of $250 per claim, and an annual limit of $1,800 for all claims incurred during the policy year. The Company’s employee medical insurance claims were covered under insurance policies with a stop loss rider of $300 per individual per calendar year.

9	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(o)	Commitments and Contingencies

Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB ASC Subtopic 410-20, Asset Retirement Obligations and Environmental Obligations — Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties that are probable of realization are separately recorded as assets, and are not offset against the related environmental liability.

Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of expected future expenditures for environment remediation obligations are not discounted to their present value.

(p)	Financial Instruments

The Company’s financial instruments consist primarily of accounts receivable, income tax receivable/(payable), accounts payable, accrued liabilities, long-term debt and notes payable. The carrying value of financial instruments approximates fair value, with the exception, at times, of the term loan. See note 9 for fair value of the term loan.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate fair value. The definition of the fair value hierarchy is as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

(q)	Derivative Instruments and Hedging Activities

The Company carries derivative instruments on the balance sheet at fair value. The Company’s use of derivative instruments is generally limited to cash flow hedges of certain interest rate risks. Changes in the fair value of derivative instruments are recorded through earnings.

(r)	Research and Development Expenses

Research and development expenditures are charged to expense as incurred.

10	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

Research and development costs amounted to $130 and $247 for the years ended September 30, 2011 and 2010, respectively.

(s)	Capitalized Interest

The Company’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year. A reconciliation of total interest cost to “Interest Expense” as reported in the consolidated statements of operations for the years ended September 30, 2011 and 2010 is as follows:

	2011	2010

Interest cost capitalized	$526	328
Interest cost charged to income	15,000	11,655

Total interest incurred	$15,526	11,983

Interest cost charged to income includes amortization expense related to deferred financing costs (note 5).

(t)	Share-Based Payment Arrangements

The Company accounts for its employee stock-based compensation awards in accordance with ASC Topic 718, Compensation — Stock Compensation. ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such cost is measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes-Merton option-pricing model. The Company has elected to treat awards with graded-vesting schedules as individual awards (tranches) for each separately vesting portion of the awards, as long as the vesting is solely based on a service condition.

(u)	Pension and Other Postretirement Plans

The Company has a noncontributory defined benefit pension plan covering substantially all of Latrobe’s hourly employees upon their retirement. The benefits are based on age, years of service and the greater of the benefits level at time of retirement or termination of employment, or level of compensation during the highest continuous five years before retirement. The Company also sponsors a defined benefit health care plan for substantially all retirees and full-time employees.

The Company records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income and amortized to net periodic cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions. The net periodic costs are recognized as employees render the services necessary to earn the pension or postretirement benefits.

11	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(v)	Subsequent Events

The Company evaluated subsequent events from the balance sheet date through May 10, 2012, the date at which the consolidated financial statements were available to be issued, in order to determine whether there are any other items that need to be disclosed. Management believes that all subsequent events have been appropriately disclosed in these footnotes.

(2)	Inventories

Inventories consisted of the following as of September 30, 2011 and 2010:

	2011	2010

Raw materials	$34,734	15,308
Work-in-process	85,242	68,670
Finished goods	92,968	71,589
Supplies	2,293	1,925

Total inventories, net	$215,237	157,492

Inventories are net of reserves for excess and obsolete inventory of $5,756 and $6,905 at September 30, 2011 and 2010, respectively. The carrying value of inventories has been reduced for a lower of cost or market (LCM) adjustment of $0 and $1,716 as of September 30, 2011 and 2010, respectively.

(3)	Property, Plant and Equipment

Property, plant and equipment consisted of the following as of September 30, 2011 and 2010:

	2011	2010

Land	$685	685
Buildings	12,440	11,401
Machinery and equipment	73,063	62,271
Construction in progress	8,779	9,704

	94,967	84,061

Less accumulated depreciation	(20,637)	(14,740)

	$74,330	69,321

Under Title III of the Defense Production Act, on December 10, 2008 the Department of Defense (DoD) awarded a technology investment agreement to Latrobe, the proceeds of which were used to reduce production lead times by increasing production capacity for vacuum melted or re-melted alloys. On

12	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

August 31, 2010, an amendment to this agreement was executed resulting in an increased award of $6,017, bringing the total amount to be received by Latrobe under this agreement to $22,623. For the years ended September 30, 2011 and 2010, Latrobe received DoD awards in the amount of $2,959 and $1,507, respectively, related to this agreement. Of these proceeds, $2,863 (2011) and $1,507 (2010) related to capital expenditures and $96 (2011) and $0 (2010) related to miscellaneous expenses incurred by Latrobe. The DoD award relating to capital expenditures was recorded as a contra asset (to property, plant and equipment) and is being depreciated over an average useful life of approximately 20 years. The DoD award relating to miscellaneous expenses was offset against those expenses.

During the agreement’s period of performance to reduce lead times, Latrobe has given the DoD a priority lien for up to $16,606 on the vacuum induction melting furnace.

Under the terms and conditions of the technology investment agreement, Latrobe has certain obligations (regarding the availability of production for DoD related products) to fulfill through November 1, 2013. Failure to meet these obligations, which management believes is remote, could result in refunding all of the Title III money received by Latrobe.

(4)	Goodwill and Other Intangible Assets

(a)	Acquired Intangible Assets

Intangible assets consisted of the following as of September 30, 2011 and 2010:

	2011	2010

Customer relationships	$11,207	11,207
Patent	100	100

	11,307	11,307

Less accumulated amortization	(7,684)	(6,362)

	$3,623	4,945

Amortization expense for the years ended September 30, 2011 and 2010 was $1,323 and $1,762, respectively. Amortization expense will approximate:

Fiscal year ending September 30:
2012	$1,102
2013	870
2014	511
2015	350
2016	250
Thereafter	540

Total	$3,623

13	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(b)	Goodwill

Goodwill is attributable to the acquisition of SSS in 2008. The amount of goodwill as of September 30, 2011 and 2010 was $760.

(5)	Other Noncurrent Assets

Other noncurrent assets consisted of the following as of September 30, 2011 and 2010:

	2011	2010

Deferred financing costs, net of accumulated amortization	$5,166	8,346
Other	920	342

	$6,086	8,688

The amortization of deferred financing costs for the years ended September 30, 2011 and 2010 was $3,081 and $1,783, respectively. Amortization of these costs is included in interest expense on the consolidated statements of operations. Amortization expense will approximate:

Fiscal year ending September 30:
2012	$3,083
2013	2,083

$5,166

(6)	Debt

The Company’s long-term debt consisted of the following as of September 30, 2011 and 2010:

	2011	2010

Revolving line of credit	$117,939	71,140
Term loan	16,780	2,500

Current portion	$134,719	73,640

Revolving line of credit	$—	—
Term loan	30,720	47,500

Long-term portion	$30,720	47,500

(a)	Revolving line of credit

The Company has a $175,000, credit facility with Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association and certain other lenders. The Wells Fargo Credit Facility was originally composed of a five-year $200,000 Asset Based Revolving

14	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

Credit Facility (Wells Fargo Revolver) and included a $10,000 letter of credit sub-limit. On March 17, 2010, the Company and Wells Fargo executed Waiver and Amendment No. 2 to the Wells Fargo Revolver (Amendment No. 2), which reduced the available revolving credit loans to $175,000.

The Wells Fargo Revolver is secured by substantially all of the assets of the Company. The outstanding borrowings drawn under the Well Fargo Revolver cannot exceed the Company’s borrowing base, which includes specified percentages of eligible accounts receivable and inventories. Borrowings under the Wells Fargo Revolver bear interest at the Company’s option at either the greater of Well Fargo’s “Prime Rate” or federal funds open rate plus 0.5%, plus up to 3.25% per annum, or the adjusted Eurodollar rate used by the lender, plus up to 4.50% per annum. As of September 30, 2011, the Wells Fargo Revolver had an outstanding balance of $117,939. During fiscal year 2011, it bore interest at a weighted average interest rate of 4.58%. In addition, the Company must pay monthly, in arrears, a commitment fee of 0.75% per annum on the unused amount of the Wells Fargo Revolver’s total commitment. As of September 30, 2011, $5,873 of standby letters of credit have been issued against the Wells Fargo Revolver. There is also a $10,000 general reserve required which lowers the Company’s availability. The remaining availability related to the Wells Fargo Revolver was $41,188 as of September 30, 2011, which is based upon the borrowing base collateral of $175,000 at that date.

The Company is subject to certain covenants as to minimum EBITDA and fixed charge coverage ratios and other customary covenants, including covenants restricting the incurrence of indebtedness, the granting of liens, the sale of assets, the amount of annual capital expenditures and the declaration of dividends and other distributions on the Company’s capital stock. As of September 30, 2011 and March 31, 2012, the most recent required measurement date under the Wells Fargo Revolver, the Company was in compliance with these covenants.

The balance outstanding on the Wells Fargo Revolver as of September 30, 2011 and 2010 has been reflected as a current liability in the consolidated balance sheet due to the presence of a lock box requirement and a subjective acceleration clause in the Wells Fargo Credit Facility.

For the years ended September 30, 2011 and 2010, $4,972 and $3,948 of interest has been expensed relating to the Wells Fargo Revolver, respectively.

(b)	Term Loan

Through July 2010, the Company had outstanding Senior Subordinated Notes, as amended, (Notes), issued on December 8, 2006, due on June 13, 2013. The Notes bore interest at the rate of 18% per annum on the unpaid principal amount. Interest was payable on a quarterly basis. The Company and Latrobe had pledged the equity interests of their direct subsidiaries to secure the Notes.

The holders of the Notes were Sankaty Credit Opportunities II, L.P., Prospect Harbor Credit Partners, L.P., and Sankaty High Yield Partner III, L.P., which are affiliates of Sankaty Advisors, and RGIP, LLC (collectively, the Original Note Holders). The Company incurred interest expense of $4,939 under these notes for the year ended September 30, 2010.

During 2010, in conjunction with Amendment No. 2, the Owners, along with certain management employees of the Company, invested an additional $10,000 by purchasing additional shares of the

15	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

Company’s stock. Also in conjunction with Amendment No. 2, the Company and the Original Note Holders executed the Fourth Amendment Agreement to the Notes (Fourth Amendment). Under the Fourth Amendment, Sankaty Credit Opportunities II, L.P., Prospect Harbor Credit Partners, L.P. and RGIP, Inc (the New Note Holders) agreed to purchase, in cash, an additional $10,000 of Senior Subordinated Notes, due June 8, 2013 and stock warrants (see note 13), in the aggregate principal amount of $10,204.

On July 30, 2010, the Senior Subordinated Notes, along with the accrued interest, were paid off through a $50,000 Senior Secured Term Loan (Term Loan) refinancing with DDJ Capital Management LLC (DDJ). In 2010, this early extinguishment of debt resulted in a loss of $4,076 due to the recognition as interest expense of 1) financing costs incurred ($1,682) that had previously been deferred and amortized over the term of the Notes and 2) the debt discount ($2,394) that had been recognized for the value of the stock warrants upon issuance. The Term Loan facility is secured by certain fixed assets of the Company. The Term Loan is payable in quarterly installments of $625, which commenced on December 31, 2010 and will increase to $1,250 starting December 31, 2011, with the remaining balance due on September 6, 2013. The Term Loan bears interest at the applicable margin of 13.5% plus the adjusted Eurodollar rate in effect with a minimum floor of 1.5%. The interest rate as of September 30, 2011 was 15.0%. The Company is subject to certain covenants as to minimum excess availability and fixed charge coverage and leverage ratios and other customary covenants, including covenants restricting the incurrence of indebtedness, the granting of liens, the sale of assets, the amount of annual capital expenditures and the declaration of dividends and other distributions on the Company’s capital stock. As of September 30, 2011 and March 31, 2012, the most recent required measurement date under the Term Loan Facility, the Company was in compliance with these covenants.

The Term Loan contains a prepayment requirement, commencing with the fiscal year ended September 30, 2011, in the event that “excess cash flows”, as defined in the Term Loan Agreement, are generated by the Company. “Excess cash flows” at September 30, 2011 were determined to be $23,560. This resulted in a mandatory principal prepayment equal to 50% of the “excess cash flows” in the amount of $11,780, which was paid on January 27, 2012.

For the years ended September 30, 2011 and 2010, $7,473 and $1,313 of interest has been expensed relating to the Term Loan, respectively.

The aggregate maturities of debt by year as of September 30, 2011 are:

Fiscal year ending September 30:
2012	$134,719
2013	30,720

$165,439

16	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(7)	Income Taxes

Income tax expense (benefit) consisted of the following:

	Current	Deferred	Total

Year ended September 30, 2011:
Federal	$10,711	3,371	14,082
State and local	1,451	2,756	4,207

	$12,162	6,127	18,289

Year ended September 30, 2010:
Federal	$(503)	4,321	3,818
State and local	216	383	599

	$(287)	4,704	4,417

The provision for income taxes applicable to results of operations differed from the U.S. federal statutory rate as follows:

	2011	2010

Statutory federal tax rate	35%	35%

Tax provision for income taxes at statutory rate	$16,383	4,090
Provision for state taxes, net of federal tax benefit	2,132	389
Permanent nondeductible items	220	68
Qualified domestic production activities deduction	(920)	(236)
Research and development tax credits	(196)	(25)
Nondeductible incentive stock options	582	154
Other	88	(23)

Provision for income taxes at effective rate	$18,289	4,417

Effective tax rate	40.3%	37.8%

17	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of September 30, 2011 and 2010 are as follows:

	2011	2010

Deferred tax assets:
Accrued postretirement benefits	$23,345	23,382
Liability for pension benefits	20,102	19,307
Inventories	4,959	4,210
State net operating loss carryforwards	220	875
Accrued liabilities and other	1,836	3,274

Total gross deferred tax assets	50,462	51,048

Deferred tax liabilities:
Property, plant and equipment	(13,841)	(9,194)
Intangible assets	—	(785)

Total gross deferred tax liabilities	(13,841)	(9,979)

Net deferred tax asset	$36,621	41,069

In assessing the realizability of deferred tax assets, Company management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Company management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon historical profitability of the Company and the extended periods in which the deferred tax assets are deductible, Company management believes it is more likely than not that the Company will realize the tax benefits associated with its deferred tax assets.

The Company has state net operating losses of approximately $7,501 that will begin expiring, if unused, in 2029. Pennsylvania net operating losses account for 88% of the total net operating loss deferred tax asset. The remaining 12% of the net operating loss asset is attributable to California and South Carolina.

The Company has no unrecognized tax benefits as of September 30, 2011. There is no tax related interest accrued on the balance sheet as of September 30, 2011 and 2010. There are no tax related penalties accrued on the balance sheet or recognized in the statement of operations for the years ended September 30, 2011 and 2010.

Federal income tax returns filed by the Company remain open to examination from the tax year ended December 31, 2006 forward. Pennsylvania income tax returns for the tax years ended September 30, 2007 and forward are open to examination.

(8)	Employee Benefit Plans

The Company sponsors two defined contribution 401(k) plans; one plan covers the bargaining unit employees of Latrobe, and the second plan covers all eligible salaried and all other nonbargaining unit

18	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

employees of the Company. Employees are generally eligible to enroll upon completion of one full calendar month of employment. The Company makes matching contributions, based on 100% of the first 1% to 3% of employee contributions and 50% on employee contributions of 4% to 6%, for the plan covering all salaried and nonbargaining unit employees of the Company. During fiscal year 2009, the Company temporarily discontinued the matching contributions. The match was reinstated in August of 2010. The Company also makes additional quarterly contributions on behalf of eligible salaried and nonbargaining unit employees ranging from 1% to 4.5% of eligible quarterly compensation, based on age and years of service. The expense for such contributions was $2,048 and $669 for the years ended September 30, 2011 and 2010, respectively. Company contributions are not made to the plan covering bargaining unit employees of Latrobe.

The Company has a noncontributory defined benefit pension plan (Pension Plan) covering bargaining unit employees at its Latrobe location. The benefits are based on age, years of service and the average earnings during the highest 60 consecutive calendar months out of the last 120 months of service. The Company makes annual contributions to the Pension Plan within the range of the minimum and maximum allowable contributions as determined by its actuary. The Company made contributions of $7,314 and $2,744 for the years ended September 30, 2011 and 2010, respectively.

The Company also makes contributions to a multi-employer defined benefit pension plan on behalf of bargaining unit employees at one of its locations based on rates as established in the union contract. The Company made contributions of $28 for both the years ended September 30, 2011 and 2010.

The Company also sponsors two defined benefit postretirement healthcare plans (Postretirement Plans); one plan covers the bargaining unit employees (and retirees) of Latrobe and the second plan covers all active salaried and all other nonbargaining unit employees of the Company. Salaried employees hired after December 31, 2003 can participate in the plan, however their premium costs are not subsidized by the Company, and thus the Company does not incur any liability for these individuals.

These plans provide postretirement healthcare benefits to full-time employees and retirees, as applicable (and their spouses and dependents) who meet minimum age and service requirements. The plans are contributory with respect to retiree contributions, which are adjusted annually, and contain other cost-sharing features such as deductibles and coinsurance. Further, these plans establish a limit at which the Company’s contribution is capped. The Company’s policy is to fund the cost of healthcare benefits as incurred under the plans.

The Company has received documentation from the Internal Revenue Service supporting the tax exempt status for its hourly defined benefit plan. The Company believes that its other employee benefit plans have been designed to meet the requirements of the Internal Revenue Service and therefore qualify for tax-exempt status.

The Medicare Prescription Drug Improvement and Modernization Act of 2003 provides for a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. During 2008, the Company applied for and was approved for the subsidy. Thus, the actuarial valuations as of September 30, 2011 and 2010 reflect the benefit of this subsidy.

The measurement dates for the actuarial valuations of the pension and the postretirement benefits plans are as of the respective balance sheet dates.

19	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

The following table sets forth the benefit obligations, fair value of plan assets, and funded status as of September 30, 2011 and 2010 for the Pension Plan:

	Pension benefits
	2011	2010

Projected benefit obligation as of beginning of year	$115,578	108,468
Service cost	1,836	1,508
Interest cost	5,056	5,609
Remeasurement	1,759	207
Actuarial loss, net	1,861	9,428
Prior service cost	—	—
Benefits paid	(9,502)	(9,642)

Projected benefit obligation as of end of year	116,588	115,578

Fair value of plan assets as of beginning of year	65,707	67,038
Actual return on plan assets	114	5,567
Employer contributions	7,314	2,744
Benefits paid	(9,502)	(9,642)

Fair value of plan assets as of end of year	63,633	65,707

Funded status	$(52,955)	(49,871)

Amounts recognized in the consolidated balance sheets consist of:
Accrued liabilities	$(11,006)	(7,313)
Liability for pension benefits	(41,949)	(42,558)

	$(52,955)	(49,871)

Accumulated other comprehensive income, net of tax	$27,924	23,792

The accumulated pension benefit obligation was $115,045 and $114,015 as of September 30, 2011 and 2010, respectively.

The Company’s policy for developing a pension plan investment strategy includes the periodic development of an asset and liability study by an independent investment consultant. Management considers this study in establishing an asset allocation that is presented to and approved by the Company’s Plan Committee.

Management determines an asset allocation that will provide the highest level of return for an acceptable level of risk. Accordingly, the Company invests in different asset classes including large-, mid – and small-cap growth and value funds, index and international equity funds, short-term and medium-term duration fixed-income funds and high yield funds. The plan’s current target allocation policy is to have approximately 55% U.S. and international equities, 35% fixed income securities and 10% cash equivalents. The Company may vary the actual asset mix based on the ratio of the plan assets and liabilities. Management reviews the asset allocation on a quarterly basis and makes revisions as deemed necessary.

20	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

The Pension Plan assets consisted of the following at September 30, 2011 and 2010, respectively.

	Pension plan assets fair value
	September 30, 2011			September 30, 2010
	Level 1	Level 2	Total	Level 1	Level 2	Total

Short-term investments money funds	$—	4,163	4,163	—	2,131	2,131
Corporate bonds	—	723	723	—	509	509
Government bonds	—	9,524	9,524	—	12,447	12,447
Mutual funds	10,167	—	10,167	9,375	—	9,375
U.S. common stocks	35,556	—	35,556	35,801	—	35,801
International equities	3,350	—	3,350	5,306	—	5,306
Commingled funds	—	150	150	—	138	138

Total pension plan assets	$49,073	14,560	63,633	50,482	15,225	65,707

The pension assets (reflected as part of the liability for pension benefits) are reflected at fair value in the consolidated financial statements. The fair value of these pension assets is measured using quoted market prices (Level 1 input) and significant observable inputs (Level 2) at the reporting date multiplied by the quantity held.

The Company’s pension plan assets are exposed to various risks such as interest rate, market and credit risks. Recent market conditions have resulted in an unusually high degree of volatility and increased the risks associated with the investments within pension plan assets. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in the values of the investments will occur in the near term and that such changes could materially affect the amounts reported in the consolidated financial statements.

The Company establishes the expected rate of return on plan assets by considering the historical returns for the plan’s current investment mix and its advisor’s range of expected returns for the plan’s current investment mix.

21	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

The following table sets forth the benefit obligations, fair value of plan assets, and funded status for the Postretirement Plans as of September 30, 2011 and 2010:

	Postretirement Plans
	2011	2010

Benefit obligation as of beginning of year	$60,805	50,274
Service cost	1,213	1,032
Interest cost	2,777	2,879
Remeasurement	(3,507)	4,000
Plan participant contributions	1,597	1,597
Actuarial losses, net	2,756	4,811
Benefits paid	(3,990)	(3,788)

Benefit obligation as of end of year	61,651	60,805

Change in plan assets:
Fair value of plan assets as of beginning of year	—	—
Company contributions	2,393	2,191
Plan participant contributions	1,597	1,597
Benefits paid	(3,990)	(3,788)

Fair value of plan assets as of end of year	—	—

Funded status	$(61,651)	(60,805)

Amounts recognized in the consolidated balance sheets consist of:
Accrued liabilities	$(3,087)	(3,143)
Accrued postretirement benefits	(58,564)	(57,662)

	$(61,651)	(60,805)

Accumulated other comprehensive income, net of tax	$8,280	8,336

22	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

Weighted average assumptions used to determine the Company’s pension and postretirement benefit obligations as of September 30, 2011 and 2010 were as follows:

	2011	2010
Discount rate:
Pension benefits obligation	4.25%	4.56%
Postretirement benefits obligations – hourly plan	4.20	4.54
Postretirement benefits obligation – salary plan	4.60	5.10
Pension net periodic cost	4.56	5.40
Postretirement net periodic cost – hourly plan	4.54	5.40
Postretirement net periodic cost – salary plan	5.10	5.65
Rate of compensation increase:
Pension benefits	3.00	3.00
Expected return on pension plan assets	7.50	7.50

For measurement purposes, an annual rate of increase in the per capita cost of covered healthcare benefits of 7.0% was assumed for 2011. This rate was assumed to decrease gradually to 4.4% in 2093.

The net periodic benefit cost recognized for the Pension Plan was as follows:

	Pension benefits
	2011	2010

Components of net periodic benefit cost:
Service cost	$1,836	1,508
Interest cost	5,056	5,609
Expected return on plan assets	(4,850)	(4,771)
Amortization of net actuarial loss	2,099	1,596
Amortization of prior service cost	72	72

Net periodic benefit cost	$4,213	4,014

The net periodic benefit cost recognized for the Postretirement Plans is shown in the table below.

	Postretirement Plans
	2011	2010

Components of net periodic benefit cost:
Service cost	$1,213	1,032
Interest cost	2,777	2,879
Amortization of net actuarial loss	531	225

Net periodic benefit cost	$4,521	4,136

23	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

The amounts expected to be amortized from Accumulated Other Comprehensive Loss into net periodic benefit cost over for the Pension Plan and Postretirement Plans during the fiscal year ended September 30, 2012 are as follows:

	Pension	Postretirement
	Plan	Plans

Amounts expected to be recognized from AOCI in fiscal year 2012:
Amortization of net actuarial loss	$2,700	490
Amortization of prior service cost	72	—

Total expected to be recognized	$2,772	490

Future benefit payments as of September 30, 2011 over the next ten fiscal years are expected to be as follows:

	Pension	Postretirement
	benefits	benefits

Fiscal year ending September 30:
2012	$9,411	3,087
2013	9,255	3,293
2014	9,093	3,396
2015	8,894	3,509
2016	8,706	3,654
2017 – 2021	40,739	19,988

The expected contribution to be made for the Pension Plan in the next fiscal year is $11,006, which is included in accrued liabilities in the accompanying consolidated balance sheet.

(9)	Fair Value of Financial Instruments

The fair value of certain portions of long-term debt is estimated by discounting the future cash flows of each issuance at rates that the Company estimates that it could obtain similar debt instruments of comparable maturities (Level 3 inputs). The carrying amounts and approximate fair values as of September 30, 2011 and 2010 are as follows:

	Carrying amount		Approximate fair value
	2011	2010	2011	2010

Term loan	$47,500	50,000	47,500	50,000

The fair values of the financial instruments noted above as of September 30, 2011 and 2010 represent management’s best estimates of the amounts that would be received to sell those assets or that would be

24	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

(10)	Related Party Transactions

During the years ended September 30, 2011 and 2010, the Company incurred management fees for services rendered by Watermill and Hicks, both related parties. Watermill was paid $1,250 and $788 and Hicks was paid $1,000 and $525 for the years ended September 30, 2011 and 2010, respectively. Included in the amounts paid for the year ended September 30, 2011 were $500 of fees paid to Hicks and $500 of fees paid to Watermill for services related to securing the Term Loan (note 6). These fees incurred related to the Term Loan have been deferred and are being amortized over the term of the related debt (note 5). As of September 30, 2011, the Company had prepaid management fees of $188 to Watermill and $125 to Hicks, respectively. No management fees were prepaid or owed as of September 30, 2010.

(11)	Commitments and Contingencies

The manufacturing of certain of the Company’s products requires a significant volume of natural gas. As of September 30, 2011 the Company had entered into twenty-two contracts to purchase natural gas for the months of November 2011 through March 2012. The twenty-two contracts range from 10,000 mcf per month to 70,000 mcf per month at fixed prices ranging from $3.759 per mcf to $4.325. The Company is obligated to purchase the agreed upon amount at the agreed upon prices plus a basis cost of $0.19 per mcf, a transportation cost of $0.36 per mcf and a pool fee of $0.08 per mcf. These contracts qualify for normal purchases and sales treatment under ASC Topic 815, Derivatives and Hedging, and are not subject to fair value accounting treatment as they are for the purchase of natural gas for use in the Company’s manufacturing process. The expense related to these contracts is capitalized into inventory at the time that the contracts are settled and the Company takes delivery of the natural gas.

The Company is subject to federal, state, and local laws designed to protect the environment and believes that as a general matter, its policies, practices and procedures are properly designed to reasonably prevent risk of environmental damage and financial liability to the Company.

The Company is party to various litigation, claims and disputes, including labor regulation claims and Occupational Safety and Health Administration and environmental regulation violations arising in the ordinary course of business. While the ultimate effect of such actions cannot be predicted with certainty, the Company expects that the outcome of these matters will not result in a material adverse effect on its business, consolidated financial condition, results of operations or cash flows. The accrual for estimated losses from environmental remediation obligations was approximately $196 and $200 as of September 30, 2011 and 2010, respectively.

(12)	Stockholders’ Equity

Effective March 17, 2010, Toolrock amended and restated its Certificate of Incorporation to increase the number of authorized shares of capital stock and to create an additional class of stock. The new equity

25	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

structure is as follows: $0.01 par value Voting Common Stock (63,000,000 shares authorized), $0.01 par value Non-Voting Common Stock (1,965,483 shares authorized), $0.01 par value Series A Convertible Participating Preferred Stock (Series A Preferred Stock) (34,988,889 shares authorized) and $0.01 par value Series B Convertible Participating Preferred Stock (Series B Preferred Stock) (12,114,815 shares authorized). The holders of the Series B Preferred Stock are entitled to receive dividends, which accrue at a rate of 15% per year, whether or not declared by the Board of Directors. As of September 30, 2011 and 2010, accrued dividends were $2,537 and $820, respectively. The holders of the Series B Preferred Stock will receive the dividends before any dividends or other distributions are paid to any other class of securities junior to the Series B Preferred Stock, including Series A Preferred Stock and the Common Stock. Payment of the dividends is subject to certain provisions of the Wells Fargo Credit Facility and Term Loan.

Each share of Series A Preferred Stock and each share of Series B Preferred Stock carry the same voting rights as one share of Voting Common Stock, and the holders of the Series A Preferred Stock and the Series B Preferred Stock vote together with the holders of Voting Common Stock as a single class. Each share of Series A Preferred Stock and each share of Series B Preferred Stock is convertible into one share of Voting Common Stock, and is converted by the surrender of stock certificates.

Subject to the prior payment of the Series B Preferred Stock dividend, the holders of the Series A Preferred Stock are entitled to receive dividends (subject to approval under the terms of the Wells Fargo Credit Facility), including a one-time special dividend of $0.022635 per share and a further one-time preferential dividend of $0.90 per share, before any dividends or other distributions are paid to Common Stock or any other class of stock designated as junior to the Series A Preferred Stock.

In conjunction with the Fourth Amendment, the New Note Holders agreed to purchase in cash an additional $10,000 of Senior Subordinated Notes due June 8, 2013 and the stock warrants, as discussed below, in the aggregate principal amount of $10,204. The Company issued to the New Note Holders (1) Voting Common Stock Warrants equal to 10% of the Company’s fully diluted Common Stock equivalents, or 135,556 warrants at an exercise price of $0.01 per share and (2) Series A Preferred Warrants equal to 10% of the Company’s Series A Preferred Stock, or 3,498,889 warrants, at an exercise price of $0.01 per share. In accordance with the agreement, the company had the right to claw back the aforementioned warrants if the Senior Subordinated Notes could be refinanced within a certain time period. On July 30, 2010, in conjunction with the term debt issued by DDJ, the Senior Subordinated Notes were paid in full. At such time, 2,974,056 Series A Preferred Stock Warrants were clawed back leaving issued and outstanding 524,833 Series A Preferred Stock Warrants as of September 30, 2010. Also, at such time 115,223 Voting Common Stock Warrants were clawed back leaving issued and outstanding 20,333 Voting Common Stock Warrants as of September 30, 2010. The Company recorded the value of the total net warrants issued as a debt discount against the value of the Notes in the amount of $2,394 and to Additional Paid-in Capital. This debt discount was later charged to loss on early extinguishment of debt as a result of the July 30, 2010 refinancing (note 6).

Subject to the aforementioned dividend preferences, the Series A Preferred Stock, the Series B Preferred Stock, the Voting Common Stock Warrants, and the Series A Preferred Stock Warrants all participate in dividends on an equivalent basis with Common Stock.

26	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(13)	Share-Based Payment Arrangements

The Company has an Employee, Director, and Consultant Stock Plan (ED&C Plan), which provides stock awards to the participants. The ED&C Plan, as amended, provides for 3,542,822 shares of Non-Voting Common Stock to be available for award to the participants. Under the ED&C Plan, the Company is authorized to grant stock options to certain key employees, nonemployee directors and consultants in the form of either restricted stock, nonqualified stock options (NQSOs), or incentive stock options (ISOs).

Shares of restricted Non-Voting Common Stock totaling 1,558,000 were previously granted to certain management personnel, and restricted shares are now fully vested. The vesting of these restricted shares was based solely on continued service by the recipient. During the first quarter of the fiscal year ended September 30, 2010, 398,000 restricted shares from a former Company officer were forfeited due to the termination of this officer’s employment. On January 17, 2011, the Company granted to the chief executive officer the right to purchase 460,993 shares of restricted Non-Voting Common Stock at a price of $2.82 per share. Upon exercise of this right by the chief executive, a noninterest bearing note with no expiration date was issued for the purchase price of $1,300. The note was paid in full in May, 2011. As of September 30, 2011 and 2010, 1,620,993 and 1,160,000 shares remained outstanding, respectively.

Furthermore, the Company has a business advisory board and in July 2008 granted NQSOs for 30,000 shares of Non-Voting Common Stock to two members of the advisory board, such stock options having an exercise price which approximated fair market value at the grant date.

On January 26, 2010, the Company granted 609,927 ISOs for the purchase of Non-Voting Common Stock at an exercise price of $2.82, the fair value of the Company’s common stock on the day of the grant as determined by an independent valuation. The ISOs granted are exercisable for a period of ten years from the date of grant and vest 25% per year over a four-year period from the grant date.

On November 2, 2010, the Company granted 315,000 ISOs for the purchase of Non-Voting Common Stock at an exercise price of $2.82. The fair value was determined to be $3.90 based on an internal model using projected EBITDA and comparable company EBITDA multipliers to calculate the enterprise value of the Company. The ISOs granted are exercisable for a period of ten years from the date of grant and vest 25% per year over a four-year period from the grant date.

On January 17, 2011, the Company granted 900,000 ISOs for the purchase of Non-Voting Common Stock at an exercise price of $2.82 to the chief executive officer. The fair value was determined to be $3.90 based on an internal model using projected EBITDA and comparable company EBITDA multipliers to calculate the enterprise value of the Company. The ISOs granted are exercisable for a period of ten years from the date of grant and vest 25% per year over a four-year period from the grant date.

Because the Company is a privately owned, closely held corporation, there is not sufficient empirical data associated with prior transactions involving the Company’s common stock to determine the volatility of the common stock. Expected volatility was based upon comparable guideline companies whose historical volatilities provided a better indication of the future volatility of the Company’s stock. The risk-free interest rate is based upon a zero coupon treasury rate.

Stock compensation expense is $2,241 and $(397) for the years ended September 30, 2011 and 2010 respectively, which represents management’s estimate of the amount of stock compensation expense

27	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

related to the ISOs of $1,743 which were outstanding during the year ended September 30, 2011 and the restricted stock of $498 sold to the new chief executive officer in January 2011. The stock compensation expense for the year ended September 30, 2010 included compensation expense of $646 and income of $1,043, related to the aforementioned forfeiture.

The calculated fair value of each option granted is estimated on the date of the grant using the Black-Scholes-Merton option pricing model with the following weighted average assumptions used for grants:

	January 17,	November 2,	January 26,
	2011	2010	2010

Expected dividend yield	—%	—%	—%
Expected volatility of Company’s stock	71.90	72.40	67.74
Risk-free interest rate	2.66	1.87	3.28
Expected life in years	7.0	7.0	7.0

Weighted average calculated fair value of options granted per share	$2.89	2.86	1.89

28	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

Stock option activity during the periods indicated is as follows:

	Shares	Weighted average exercise price per share

Options outstanding at October 1, 2010	609,927	$2.82
Granted	1,215,000	2.82
Exercised	—	—
Expired	—	—
Forfeited	—	—

Options at September 30, 2011	1,824,927	$2.82

Exercisable options at September 30, 2011	152,482	$2.82

	Shares	Weighted average exercise price per share
Options outstanding at October 1, 2009	—	$—
Granted	609,927	2.82
Exercised	—	—
Expired	—	—
Forfeited	—	—

Options at September 30, 2010	609,927	$2.82

Exercisable options at September 30, 2010	—	$2.82

The remaining unrecognized compensation expense at September 30, 2011 was $2,509 and was recognized when the Merger with Carpenter Technology Corporation closed during 2012. The total fair value of options vested during the years ended September 30, 2011 and 2010 was $430 and $0, respectively.

(14)	Leases

The Company is obligated under capital leases covering certain machinery and equipment that expire at various dates through February, 2014. At September 30, 2011 and 2010, the gross amount of plant and equipment and related amortization recorded under capital leases were as follows:

	2011	2010

Machinery and equipment	$426	426
Less accumulated amortization	220	138

	$206	288

29	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

Two of these leased assets, racking and a forklift, contain an option to purchase the equipment for one dollar at the end of the lease term. Amortization of assets held under capital leases is included with depreciation expense.

The Company has noncancelable operating leases for warehouses, office facilities, and certain machinery and equipment that expire on various dates through 2017. Certain of our operating leases for real estate contain lease renewal terms that extend through fiscal year 2020. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. The future minimum lease payments under these leases as of September 30, 2011 are as follows:

	Operating	Capital
	leases	leases
Fiscal year ending September 30:
2012	$2,914	109
2013	2,497	94
2014	1,671	29
2015	931	—
2016	776	—
Thereafter	9	—

Total minimum lease payments	$8,798	232

Less amount representing interest (at rates ranging from 3.0% to 13.4%)		(26)

Present value of net minimum capital lease payments		206

Less current installments of obligations under capital leases		93

Obligations under capital leases, excluding current installments		$113

Rent expense for all operating leases was $3,122 and $2,526 for the years ended September 30, 2011 and 2010, respectively.

30	(Continued)

LATROBE SPECIALTY METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 2011 and 2010

(15)	Department of Defense – Strategic Buffer Contract

The Strategic Buffer Contract was signed on September 23, 2008 with the DoD. The contract was for a one-year term and included four separate one-year renewal options. It was designed to ensure that specific grades and quantities of metal were available to meet surge and sustainment requirements for the DoD. The DoD paid the Company $3,900 for the production of this inventory, and this amount was recorded in accrued liabilities on the consolidated balance sheet. The Company stored this material at its facility and retained title to it throughout the duration of the contract. Upon completion of the contract, at the government’s discretion, the Company was required either to retain title to the material for sale in its daily operations and return the $3,900 to the DoD, or retain the $3,900 and transfer ownership of the material to the DoD, who would then move it to their facilities. As of September 30, 2011, the government decided not to renew the contract. The $3,900 was returned to the government in December 2011, and the inventory will be sold in the normal course of business. No revenue was recognized as a result of this buffer contract.

31